Exhibit 10.24

AMENDMENT

TO THE

ELLIE MAE, INC. 2009 STOCK OPTION AND INCENTIVE PLAN

Pursuant to the terms of the Ellie Mae, Inc. 2009 Stock Option and Incentive Plan (the “Plan”), the Board of Directors of Ellie Mae, Inc. (the “Company”), approved this amendment on April 9, 2010, and this amendment was approved by the Company’s stockholders on April 15, 2010:

1. Section 7(a)(ii) of the Plan shall be amended in to read in its entirety as follows:

“(ii) In the case of a Nonstatutory Stock Option, the per share exercise price shall be no less than 100% of the fair market value per Share on the date of grant; provided, however, that with respect to Nonstatutory Stock Options granted in April 2010, the per share exercise price shall be determined by the Committee and set forth in the Award Agreement and such price per share may be less than 100% of the fair market value per Share on such date.”

2. Except as specifically provided for in this amendment, the terms of the Plan shall be unmodified and shall remain in full force and effect.

The undersigned hereby certifies that the foregoing amendment was duly adopted by the Board of Directors of the Company effective as of April 9, 2010 and was approved by the stockholders of the Company on April 15, 2010.

Executed on July 14, 2010.

ELLIE MAE, INC.

By: /s/ Sigmund Anderman
Name: Sigmund Anderman
Title: Chief Executive Officer